News Release
CARDINAL
HEALTH, INC.
5555 Glendon Court
Dublin, Ohio  43016
(614) 717-5000
                                                  FOR IMMEDIATE RELEASE

CONTACTS:

CARDINAL HEALTH, INC.
Debra Dendahl Hadley -- Investors                 Jodie Klein -- Media
(614) 717-7481                                    (614) 717-5229

ALLEGIANCE CORPORATION
Geoffrey D. Fenton --  Media                      Jessica M. Fisher -- Investors
(847) 578-4432                                    (847) 578-4405


                         CARDINAL HEALTH AND ALLEGIANCE
                           SHAREHOLDERS APPROVE MERGER



            COMPANIES ANTICIPATE MERGER WILL CLOSE IN EARLY FEBRUARY



DUBLIN, OHIO AND MCGAW PARK, ILLINOIS, JANUARY 21, 1999 -- At special meetings held earlier today, shareholders of Cardinal Health, Inc. (NYSE: CAH) and Allegiance Corporation (NYSE: AEH) overwhelmingly approved the companies' proposed merger transaction. The companies also announced that they expect to complete their merger during the first week of February, having satisfactorily resolved a potential non-compete issue between Allegiance and MedManagement, LLC, which could have delayed the merger's closing until late April.

This merger will combine two progressive healthcare firms with similar strategies to create a rapidly growing, $21 billion healthcare products and services company with more than 36,000 employees and over 100 distribution facilities and manufacturing plants on six continents.

Upon completion of the transaction, Cardinal Health's range of healthcare products and services will be unparalleled. The company will provide its customers with an extensive offering of pharmaceutical, medical, surgical and laboratory supplies delivered efficiently and dependably. Additionally, Cardinal will offer a broad range of innovative, integrated services designed to assist its customers to enhance the quality and efficiency of healthcare delivery.





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
Cardinal Health/Allegiance Merger
Page 2


"Our objective is to provide standard-setting service to our partners in healthcare," stated Robert D. Walter, chairman and chief executive officer of Cardinal Health, Inc. "This combination with Allegiance will enable Cardinal to offer hospital, health system and non-acute care providers the broadest range of healthcare manufacturing, distribution, automation and consulting products and services available anywhere."

"We are at the threshold of a unique period in our companies' histories that will give Cardinal and Allegiance new meaning in healthcare, new influence and many new opportunities for growth," said Lester B. Knight, Allegiance's chairman and chief executive officer. "We plan to succeed and grow by continuing to dedicate ourselves to anticipating and meeting customers' needs in this vital industry -- and by being the best in our field."

Terms of the transaction call for Allegiance shareholders to receive a fixed exchange of 0.6225 Cardinal Health common shares (which reflects Cardinal's three-for-two stock split issued in October) for each share of Allegiance common stock owned. The combination has been structured as a tax-free transaction and is expected to be accounted for as a pooling of interests.

The companies also confirmed the management structure for the combined company and announced expanded responsibilities for Mr. Knight. Following completion of the merger, he will serve as vice-chairman and a member of the board of directors of Cardinal Health reporting to Mr. Walter. Mr. Knight will have responsibility for a number of corporate functions including: finance, business development, information systems, human resources, corporate account management, and investor relations. Mr. Knight joins Cardinal's senior management after more than 17 years in leadership roles at Allegiance and Baxter International. As previously announced, Joseph F. Damico, currently president and chief operating officer of Allegiance, will serve as group president of Cardinal Health responsible for Allegiance reporting to John C. Kane, Cardinal's president and chief operating officer. Similar to Mr. Knight, Mr. Damico has more than 19 years of experience in leadership roles at Allegiance and Baxter International.

Through its operating subsidiaries, Allegiance Corporation is America's leading provider of healthcare products and cost-management services needed by hospitals, laboratories, and others in healthcare. The company manufactures many of the products it markets, while others come from leading health and medical companies around the world. Allegiance also provides a range of integrated services such as clinical and productivity consulting, procedure-based supply packaging, just-in-time delivery, and other services to help medical professionals control costs and improve quality in patient care. Additional information about Allegiance is available on the Internet at www.allegiance.net.


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
Cardinal Health/Allegiance Merger
Page 3


Cardinal Health, Inc., a Fortune 200 corporation based in Dublin, Ohio, is one of the country's leading healthcare service companies. Cardinal provides innovative, cost-effective pharmaceutical services that improve the medication use process to a broad base of customers nationwide. These services include pharmaceutical distribution (Cardinal Distribution and National Specialty Services, Inc.), hospital pharmacy management (Owen Healthcare, Inc.), automated dispensing systems manufacturing (Pyxis Corporation), drug delivery systems development (R.P. Scherer Corporation), pharmaceutical packaging and repackaging (PCI Services, Inc. and National PharmPak Services, Inc.), retail pharmacy franchising (Medicine Shoppe International, Inc.), and healthcare information systems development (Cardinal Information Corporation). The common stock of Cardinal Health, Inc. is a component of the Standard & Poor's 500 Index.

Except for historical information, all other information provided in this news release consists of "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected, anticipated, or implied. The most significant of such uncertainties are described in Cardinal's Form 8-K, Form 10-K, and Form 10-Q Reports and exhibits to those Reports, Cardinal's Registration Statement on Form S-4 (including all amendments thereto), and in Allegiance's forms and exhibits filed with the Securities and Exchange Commission. These include (but are not limited to) the costs and difficulties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships, and changes in the distribution outsourcing pattern for healthcare products and services.

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